SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Avenue NE, Suite 101, Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 2 Pages

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2008 Data I/O eliminated the position of Vice President of World Wide Sales and Service. Harald Weigelt, who has served in this position, will be leaving the Company. Mr. Hume, President and Chief Executive Officer will assume the roll of leading Data I/O’s sales organization.

On November 17, 2008 the Board of Directors of Data I/O Corporation approved the appointment of Gordon Bluechel as an executive officer of Data I/O Corporation. Mr. Bluechel, age 46,  joined the company in November 1992. He served in a variety of positions including: General Manager of Sprint operations in Germany 2000-2002, Director of Americas Sales and Service during 2002-2004, General Manager of In System Programming during 2004-2005, Director of manufacturing operations since 2005 and Vice President of manufacturing operations in 2007. He serves now as the Vice President of Operations and Administration and will have additional responsibility for the service organization. Mr. Bluechel’s compensation arrangements include salary of $136,425 and participation in the company’s Management Incentive Compensation Plan at 30% of base salary at target. Mr. Bluechel is a participant in the Company’s option plan and is covered by certain change in control arrangements. Mr. Bluechel is not a party to any transaction, or series of transactions, requuired to be disclosed pursuant to Item 401 (d) or Item 404 (a) of Regulation S-K.

Item 7 Regulation FD disclosure

Data I/O had orders of $1.8 million for the month of October 2008, which was weaker than anticipated, and we believe reflects our customers reacting to the current economic uncertainty. Data I/O has taken additional actions to reduce expenses. These actions are expected to result in a restructuring charge during the fourth quarter of 2008 of approximately $325,000, primarily severance related. Our manufacturing, service and operating expenses going forward will be reduced by an estimated $330,000 per quarter when these actions are fully complete. For the fourth quarter of 2008, we expect that manufacturing, service and operating expense savings of approximately $185,000 will result from these actions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

November 18, 2008	By /s/ Joel S. Hatlen________
Joel S. Hatlen
Vice President
Chief Financial Officer